Exhibit 4.9

Strictly Private and Confidential

Level 39, Aurora Place
88 Phillip Street
Sydney NSW 2000
T: +61 2 8249 0000
E: info@oakcap.com.au
W: oakleycapital.com.au

23 April 2026

Attention:

ARI ZAETZ

Resolution Minerals Limited (the Company)

Level 4, 29 King William Street

Adelaide, SA, 5000

Dear Ari,

Resolution Minerals Limited – April 2026 Placement Fee Agreement

This letter confirms that for the April 2026 Placement to raise approximately $20 million, Oakley Capital Partners Pty Limited (Oakley) is entitled to the following fee:

●	6% +gst cash fee on total Placement amount

●	9 million broker shares

●	80 million broker options (RMLOD.asx)

Oakley may pay away a portion of this fee to third parties who are not related parties of the Company.

The Parties acknowledge that the broker shares and options will be subject to shareholder approval at the next general meeting of the Company. If approval is not received, the cash equivalent will be payable.

The Parties also agree to extend the Term of the Corporate Advisory Mandate (dated 29 November 2024, and varied on 25 May 2025) by a further 18 months. The Mandate is currently set to expire 29 May 2027; with this new extension, the Mandate will expire on 29 November 2028. All Mandate terms and clauses to remain the same with the exception of capital raising fees (Clause 2.1A (b) & (c), which will become: 6% +gst cash fee on funds raised by Oakley for the Company, plus 6% on funds raised by Oakley for the Company, to be paid in shares.

The Parties also agree that the Proposed Role as exclusive corporate advisor and lead manager is in regards to this role in Australia and does not preclude the company from engaging a US based firm for these services.

Yours faithfully,

Oakley Capital Partners Pty Limited

(ACN 663 165 839):

/s/ John Rawicki
Signature of director	Signature of director/secretary

JOHN RAWICKI
Name	Name

Date signed: 23 April 2026

Accepted and agreed.

executed by Resolution Minerals Limited

(ABN 99 617 789 732):

/s/ Aharon Zaetz	/s/ Jaroslaw Kopias
Signature of director	Signature of secretary

Aharon Zaetz	Jaroslaw Kopias
Name	Name

Date signed: 28 April 2026